Exhibit 22.1
                       The Company's 1998 Annual Meeting
                                Proxy Statement

                          THE COMMERCIAL BANCORP, INC.
                                258 N. Nova Road
                           Ormond Beach, Florida 32174

                             ---------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 21, 1998

                             ---------------------

Solicitation and Voting of Proxies

         This Proxy Statement and the accompanying Proxy are being furnished to shareholders of The Commercial Bancorp, Inc. ("TCB" or the "Company") in connection with the solicitation of proxies by the Board of Directors to be used at the Company's Annual Meeting of Shareholders ("Annual Meeting") or any adjournment thereof, which will be held on Tuesday April 21, 1998 at 2:00 p.m., Local Time at The Trails Homeowners Association Community Center, 201 Main Trail, Ormond Beach, Florida.

         Regardless of the number of shares of common stock owned, it is important that shareholders be represented by Proxy or in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed Proxy and returning it signed and dated in the enclosed postage prepaid envelope. Shareholders are urged to indicate the way they wish to vote in the space provided on the Proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the management director nominees set forth below; "FOR" approval of the 1997 Employee Stock Option and Limited Rights Plan; and "FOR" ratification of the appointment of Hacker, Johnson, Cohen & Grieb, PA as the independent auditors of TCB for the fiscal year ending December 31, 1998.

Revocation of Proxy

         A shareholder's presence at this Annual Meeting will not automatically revoke his or her Proxy. Shareholders may revoke a Proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed Proxy bearing a later date, or by attending this Annual Meeting and voting in person.

Voting Securities

         The securities which may be voted at this Annual Meeting consist of shares of common stock of TCB ("Common Stock") with each share entitling its owner to one vote for the election of directors and any other matters that may come before the Annual Meeting. The close of business on March 19, 1998 has been fixed by the Board of Directors as the record date ("Record Date") for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and any adjournment thereof. The total number of shares of the Company's Common Stock outstanding on the record date was 464,791 shares which are held by approximately 325 shareholders.

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         The  presence,  in person or by Proxy,  of at least a  majority  of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum to approve any Proposal at the time of the Annual Meeting, this Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Certain Shareholders

         As of March 19, 1998, no persons or apparent groups of persons, other than Officers or Directors of the Company, are known by management to own beneficially five percent or more of the outstanding shares of TCB's Common Stock.

                       PROPOSAL I - ELECTION OF DIRECTORS

     The Board of Directors of TCB, as proposed herein, will be composed of seven members. The Board of Directors are divided into three classes and the terms of each class are staggered so that approximately one-third of the directors are elected each year. There are three Class I directors who will be elected to a one-year term, two Class II directors who will be elected to a two-year term, and two Class III directors who will be elected to a three-year term nominated by the Board to stand for election at this Annual Meeting.

     Management's nominees to fill the terms are Gary G. Campbell, Richard R. Dwyer, and Norbert A. Walz for Class I terms; James R. Peacock, and James F. McCollum, for Class II terms; and Larry A. Kent and H. Frederick Keiber for Class III terms, each of whom, except for Mr. Dwyer, Mr. Walz, Mr. Keiber and Mr. McCollum are presently directors of TCB. Mr. Dwyer has servered as a member of The Commercial Bank of Volusia County's Board of Directors since October, 1997. Messers Walz, Keiber and mcCollum are members of the Sebring, Florida organizing group.

         It is intended that the proxies solicited by the Board of Directors will be voted "FOR" the election of said nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend. At this time the Board of Directors knows of no reason why any nominee might not be able to serve.

         The Board of Directors recommends that shareholders vote "FOR" election of the nominees.

         The following table describes the period that each nominee has served as a director of TCB, his position and offices held, with the Company, his principal occupation or employment, and further contains information as of March 19, 1998, with respect to the beneficial ownership (as such term is defined under the Rules and Regulations of the Securities Exchange Commission) of the Company's Common Stock held by each nominee, each director and all directors as a group.

Name, age, principal                            Amount and nature
occupation, director-                Current    of beneficial
ships and business        Director   term       ownership of         Percent
experience                since      expires    Common Stock         of class(1)
---------------------     --------   --------   ------------------   -----------

Management's nominees
for One-Year Terms:

Class I Directors
-----------------

Gary G. Campbell, Age 44    1996       1998          3,000(2)          0.64%
Executive  Vice President
and Senior Loan  Officer,
First State Bank of
Florida, 1992 -  1996;
President  of The
Commercial  Bank,
1996 -  current;
Director,
President and Chief
Excutive Officer of
the Bank 1997 - current.

Richard R. Dwyer, Age 43      -         1998         20,000(3)         4.21%
Specialty Stock Trader
and partner of M. J.
Meehan & Company, a New
York Stock Exchange
Trading Company 1986 - 1996.
Retired 1996 - current.
Member of the Board of
Directors of the
Bank, 1997 - current.

Norbert A. Walz, Age 57       -           -           500(4)           0.11%
President and Owner of
Walz Marketing, Inc.
1986 - 1996; President
and Owner of Walz
Management, Inc. 1986 -
current; President and
Owner of Walz & Company
of Sebring, Inc. 1993 -
current.


Management's nominees for Two-Year Terms:

Class II Directors
------------------

James R. Peacock, Age 51    1996        1998         105,268(5)         20.34%
Owner/Operator Jim
Peacock Dodge 1981 -
1993; Director and
Management Consultant
of Profitable
Management Services,
Inc. 1988 - current.

James F. McCollum, Age 52    -             -           500(6)           0.11%
Attorney, 1972 - current;
Shareholder and partner
McCollum,  Oberhausen
& Tuck, LLP, 1997 -
current.

Management's nominees for Three-Year Terms:

Class III Directors

Larry A. Kent, Age 45       1996        1998          69,282(7)         13.87%
President and Owner
Larry Kent Homes,
Inc. 1974 - 1993;
Owner operator of
Burger King franchise
restaurants 1993
current; Member of
Board of Directors
First State Bank of
Florida, 1987 - 1996;
Chairman of The
Commercial Bank 1996
current; member of the
Board of Directors of
the Bank.

H. Frederick Keiber, MD, Age 52  -      -         2,000(8)               0.43%
Ophthamologist and Owner
Keiber Eye Center 1975 -
current; majority owner
Keiber Optical Company
1983 - current; Majority
owner Surgical Center of
Central Florida 1989 -
current.

---------------------------

(1) Percentage computed on 464,791 shares issued and outstanding, plus 100,150 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's stock offering for a total of 564,941 beneficial shares.

(2)      Includes 1,500 shares subject to presently  exercisable  stock purchase
         warrants  issued  in  connection  with  the  Company's   initial  stock
         offering, and 1,500 shares owned individually.

(3) Includes 10,000 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering and 10,000 shares owned individually.

(4)      Includes 250 shares  subject to presently  exercisable  stock  purchase
         warrants  issued  in  connection  with  the  Company's   initial  stock
         offering. Includes 250 shares owned individually.

(5) Includes 52,509 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering and 52,509 shares owned individually. Includes 250 shares owned by Mr. Peacock's wife, Myrtice Peacock.

(6) Includes 250 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering and 250 shares owned individually.

(7) Includes 34,641 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering and 34,641 shares owned individually.

(8) Includes 1,000 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering and 1,000 shares owned individually.

Board of Directors Meetings

         During its organizational stage the Company conducted its business through meetings of the Board of Directors. During the year ended December 31, 1997, the Board of Directors held 4 meetings. No director of the Company, attended fewer than 75% of the total meetings of the Board of Directors.

Committees of the Board of Directors

     The Board of Directors of the Company may conduct business through its Executive Committee.

Directors' Compensation

         TCB did not pay any fees or other compensation to its Directors for the period ending December 31, 1997 and neither TCB nor the Bank currently pays Directors any fees or other compensation.

Executive Compensation

         No officer of TCB or the Bank received cash compensation in excess of $100,000 for the year ended December 31, 1997. Gary G. Campbell, a Director of the Company and a Director, President and Chief Executive Officer of the Bank, receives a base salary of $75,000 per year beginning January, 1998. In addition, the Bank provides Mr. Campbell an automobile for business use.

Benefits

         Insurance: TCB's full-time officers and employees are provided hospitalization, major medical, short and long-term disability, dental insurance and term life insurance under group plans on generally the same basis to all full-time employees. The Bank pays all of the costs of this insurance.

         Bonuses: Neither the Company nor the Bank has an established bonus policy for employees; however, based upon Mr. Campbell's performance during the organizational and post opening periods, the Board of Directors awarded him a bonus of $5,000 during the last quarter of 1997. The payment of any future bonus is at the sole discretion of the Board of Directors.

Certain Relationships and Related Transactions

         Set forth below is certain information as of December 31, 1997 concerning loans made by the Bank to each of its directors, executive officers and their immediate families whose aggregate indebtedness to the Bank exceeded $60,000 at anytime since January 1, 1997.

                           [TABLE SHOWN ON NEXT PAGE]





                                                                          Largest
                                                                           Amount             Balance
                                                      Maturity          Outstanding            as of
                                        Date of       Date of           from January          December          Interest
               Name                      Loan           Loan               1, 1997            31, 1997            Rate       Type
         ----------------              --------       --------         ---------------      ------------        --------     -----
         James R. Peacock              10/17/97       01/15/98            304,064.35          304,064.37          9.50%       CLC
         Gary G. Campbell              12/22/97       03/15/99             10,312.71           10,312.71         10.25%        CL
                                       12/22/97       01/01/28            144,976.01          144,976.01          7.00%        ML


Note: "CL" (Fixed Rate Consumer Loan); "ML" (Adjustable Mortgage Loan made at the market interest rate); "CLC" (Commercial Line of Credit - unsecured); Interest rates on all loans above are adjustable.

         Banks and other financial institutions are governed by the provisions of Section 22(h) of the Federal Reserve Act. Any credit extended by the Bank to its directors, executive officers and, to the extent otherwise permitted, principal shareholder(s), or any affiliates thereof, must be: (i) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the Bank with non-affiliated parties and (ii) not involve more than the normal risk of repayment or present other unfavorable features.

         The above loans were made to the directors and officers on substantially the same terms as they are made to other customers of the Bank. All loans are current in their contractual payments for both principal and interest and, in management's opinion, do not involve more than the normal risk of collectibility.


                          PROPOSAL II-APPROVAL OF TCB'S
                  EMPLOYEE STOCK OPTION AND LIMITED RIGHTS PLAN

         TCB, in order to encourage superior performance believes that stock options for key officers should be a part of the Company's long-term compensation program. Long-term compensation is distinguishable from annual compensation by the time frame for which performance results are measured to determine the individual awards issued to employees. Annual compensation covers a calendar year while long-term compensation in the form of stock options generally covers a longer period. The stock options allow key employees to become shareholders of the Company with the intent of motivating them to continue to improve the value of the Company's common stock. The Board of Directors of the Company has adopted The Commercial Bancorp, Inc. 1997 Employee Stock Option and Limited Rights Plan ("Plan") subject to shareholder approval, which provides for up to 10% of the Company's authorized but unissued stock to be subject to grant under the Plan. The term of the stock options authorized by the Plan is limited and generally requires the employee to exercise the stock option within ten years after the date of grant. Options must be issued with an exercise price at least equal to current market value at the time of grant, and vesting periods may not exceed five years from the date of grant. A copy of the Plan is included with this Proxy Statement as Appendix A.

         The Board of Directors recommends that shareholders vote "FOR" the approval of Company's 1997 Employee Stock Option and Limited Rights Plan.


                  PROPOSAL III - RATIFICATION OF APPOINTMENT OF
                AUDITORS FOR FISCAL YEAR ENDING DECEMBER, 31 1998

         TCB's independent auditors for the fiscal year ended December 31, 1997, were Hacker, Johnson, Cohen & Grieb, PA. The Board of Directors has appointed Hacker, Johnson, Cohen & Grieb to be its independent auditors for the fiscal year ending December 31, 1998, subject to shareholder ratification.

         The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of Hacker, Johnson, Cohen & Grieb, PA as independent auditors for the fiscal year ending December 31, 1998.

Solicitation

         The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by TCB. Proxies may be solicited by directors, officers or regular employees of the Company or the Bank in person or by telephone, telegraph or mail. TCB will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send Proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable out-of-pocket expenses in doing so.

Shareholder Proposals

         In order to be eligible for inclusion in TCB's Proxy material for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such Annual Meeting must be received at the Corporate Office of the Company, 258 N. Nova Road, Ormond Beach, Florida 32174, on or before December 22, 1998. Proposals must comply with the provisions of 17 C.F.R. Section 240.14a-8 ("Rule 14a") of the rules and regulations of the Securities and Exchange Commission in order to be included in the Company's Proxy materials.

         New business may be taken up at the Annual Meeting, provided the proposal is stated in writing and filed with the Secretary of the Company at least ten (10) days before the Annual Meeting. Any shareholder may make any other proposal at the Annual Meeting and the same may be discussed and considered, but unless stated in writing and filed with the Company's Secretary by the above date, such proposal shall be laid over for action at an adjourned Annual Meeting or at a Special Meeting taking place 30 or more days thereafter. This provision does not prevent the consideration and approval or disapproval at the Annual Meeting of reports of officers, directors and committees; but in connection with such reports, no new business shall be acted upon at such Annual Meeting unless stated and filed as provided herein.

Financial Statements

         A copy of the Company's audited financial statements for the period ended December 31, 1997, accompanies this Proxy Statement.

Other Matters

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                               The Commercial Bancorp, Inc.




Ormond Beach, Florida
March 28, 1998

                                   APPENDIX A




                                  THE COMPANY'S
                           1997 EMPLOYEE STOCK OPTION
                             AND LIMITED RIGHTS PLAN

                          THE COMMERCIAL BANCORP, INC.

               1997 EMPLOYEE STOCK OPTION AND LIMITED RIGHTS PLAN


1.       PURPOSE

         The purpose of The Commercial Bancorp, Inc. ("Company") 1997 Employee Stock Option and Limited Rights Plan ("Plan") is to advance the interests of the Company, its wholly owned subsidiary The Commercial Bank of Volusia County and its shareholders by providing key employees of the Company and its affiliates, upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its affiliates largely depends, with an additional incentive to perform in a superior manner, as well as, to attract people of experience and ability.

2.       DEFINITIONS

         (a) "Board of Directors" means the Board of Directors of the Company.

         (b) "Affiliate" means (i) a member of a controlled group of corporations of which the Company is a member or (ii) an unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Internal Revenue Code 1986, as amended ("Code") and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(C).

         (c)     "Award"  means  an  Award  of   Non-Statutory   Stock  Options,
                 Incentive Stock Options, and/or Limited Rights granted under the provisions of the Plan.

         (d) "Committee" means the Compensation Committee of the Board of Directors.

         (e) "Plan Year or Years" means a calendar year or years commencing on or after January 1, 1997.

         (f) "Date of Grant" means the actual date on which an Award is granted by the Committee.

         (g) "Common Stock" means the common stock of the Company, par value, $0.01 per share.

         (h) "Fair Market Value" means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on the day prior to such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon. If the Common Stock is not traded on a national market reported by the National Association of Securities Dealers Automated Quotation System, the Fair Market Value means the average of the closing bid and ask sale prices on the last previous date on which a sale is reported in an over-the-counter transaction. In the absence of any over-the-counter transactions, the Fair Market Value means the highest price at which the stock has sold in an arms length transaction during the 90 days immediately following the grant date. In the absence of an arms length transaction during such 90 days, Fair Market Value means the book value of the common stock or the issue price of $10.00 per share, whichever is higher.

         (i) "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section 9 herein.

         (j) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said participant's lifetime.

         (k) "Termination for Cause" means the termination upon an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Company or one of its affiliates or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued to the Company or one of its affiliates.

         (l)     "Participant"   means  an   employee  of  the  Company  or  its
                 affiliates chosen by the Committee to participate in the Plan.

         (m) "Change in Control" of the Company means a change in control that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C.
                 Section 1841[a][2] of the Bank Holding Company Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13[d] and 14[d] of the Exchange Act in effect on the date first written above), other than any person who on the date hereof is a director or officer of the

                 Company, (i) directly or indirectly, or acting through one or more other persons, owns, controls or has power to vote 25% or more of any class of the then outstanding voting securities of the Company; or (ii) controls in any manner the election of the directors of the Company. For purposes of this Agreement, a "Change in Control" shall be deemed not to have occurred in connection with a reorganization, e.g. consolidation or merger of the Company where the stockholders of the Company, immediately before the consummation of the transaction, will own at least 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

         (n) "Normal Retirement" means retirement at the normal or early retirement date as set forth in any tax qualified plan of the Company or its Affiliates.

3.       ADMINISTRATION

         The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

4.       TYPES OF AWARDS

         Awards under the Plan may be granted in any one or a combination of the following, as defined below in Sections 7 through 9 of the Plan:

         (a)  Incentive Stock Options;
         (b)  Non-Statutory Stock Options; and
         (c)  Limited Rights

5.       STOCK SUBJECT TO THE PLAN

         Subject to adjustment as provided in Section 13 herein, the maximum number of shares which may be issued under the Plan is 10% of the number of shares of Common Stock outstanding at any one time, from time to time. To the extent that options or rights granted under the Plan are exercised, the shares covered will be unavailable for future grants under the Plan; to the extent that options together with any related rights granted under the Plan terminate, expire or are canceled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

6.       ELIGIBILITY

         Officers and other employees of the Company or its affiliates shall be eligible to receive Incentive Stock Options, Non-Statutory Stock Options and/or Limited Rights under the Plan. Directors who are not employees or officers of the Company or its affiliates shall not be eligible to receive Awards under the Plan.

7.       NON-STATUTORY STOCK OPTIONS

7.1 Grant of Non-Statutory Stock Options. The Committee may, from time to time, grant Non-Statutory Stock Options to eligible employees. Non-Statutory Stock Options granted under this Plan are subject to the following terms and conditions:

         (a)  Price.
         The purchase price per share of Common Stock deliverable upon the exercise of each Non-Statutory Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date the option is granted. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Company at the Fair Market Value of such shares determined in the manner described in Section 2(h).

         (b)  Terms of Options.
         The term during which each Non-Statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-Statutory Stock Option be exercisable in whole or in part more than 10 years and one day from the Date of Grant.

         The Committee shall determine the date on which each Non-Statutory Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable. The Committee, in its sole discretion, or the Participant if so provided in his written agreement executed pursuant to Section 11, may accelerate the time at which any Non-Statutory Stock Option may be exercised in whole or in part. Notwithstanding the above, (i) in the event of a Change in Control of the Company all Non-Statutory Stock Options shall become immediately exercisable and (ii) upon the termination of an employee's service for any reason other than Disability, Normal Retirement, death or Termination for Cause, all Non-Statutory Stock Options held by such employee, whether or not exercisable at such time, shall become immediately exercisable, consistent with the time period for exercise provided in Section 7.1(c).

         (c)  Termination of Employment.
         Upon the termination of an employee's service for any reason other than Disability, Normal Retirement, death or Termination for Cause, all Non-Statutory Stock Options held by such employee, whether or not exercisable at such time, shall become immediately exercisable, but only for a period of six (6) months following termination, provided that in no event shall the period extend beyond the expiration of the Non-Statutory Stock Option term. In the event of Termination for Cause, all rights of the terminated employee under his Non-Statutory Stock Options shall expire upon termination. In the event of the death, Disability or Normal Retirement of any employee, all Non-Statutory Stock Options held by the employee, whether or not exercisable at such time, shall be exercisable by the employee or his legal representatives or beneficiaries for one year following the date of his death, Normal Retirement or cessation of employment due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-Statutory Stock Option term.

8.       INCENTIVE STOCK OPTIONS

8.1 Grant of Incentive Stock Options. The Committee may, from time to time, grant Incentive Stock Options to eligible employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

         (a)  Price.
         The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock on the date the Incentive Stock Option is granted. However, if an employee owns stock equal to more than 10% of the total combined voting power of all classes of Common Stock of the Company (or, under Section 424(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock), the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Incentive Stock Option is granted. Shares may be purchased only upon payment of the full purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Company at the Fair Market Value of such shares determined in the manner described in Section 2(h) herein.

         (b)  Amounts of Options.
         Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Committee; provided that the amount granted is consistent with the terms of Section 422 of the Code. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 8.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder.

         (c)  Terms of Options.
         The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. If any employee, at the time an Incentive Stock Option is granted to him, owns Common Stock representing more than 10% of the total combined voting power of the Company (or, under Section 424(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to him shall not be exercisable after the expiration of five years from the Date of Grant. No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the employee to which it is granted.

         The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and may provide that an Incentive Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable; provided, however, that, in the case of an Incentive Stock Option intended to qualify for the tax treatment available pursuant to Section 422 of the Code upon exercise, the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code. The Committee, in its sole discretion, or the Participant if so provided in his written agreement executed pursuant to Section 11, may accelerate the time at which any Incentive Stock Option may be exercised in whole or in part. However, in the case of an Incentive Stock Option intended to qualify for the tax treatment available pursuant to Section 422 of the Code upon exercise, such acceleration must be consistent with the terms of Section 422 of the Code. Notwithstanding the above,
(i) in the event of a Change in Control of the Company all Incentive Stock Options shall become immediately exercisable, and (ii) upon the termination of an employee's service for any reason other than Disability, Normal Retirement, death or Termination for Cause, all Incentive Stock Options held by such employee, whether or not exercisable at such time, shall become immediately exercisable, consistent with the time period for exercise provided in Section 8.1(d).

         (d)  Termination of Employment.
         Upon the termination of an employee's service for any reason other than Disability, Normal Retirement, death or Termination for Cause, all Incentive Stock Options held by such employee shall become immediately exercisable, but only for: (i) a period of three months following termination in the case of an Incentive Stock Option intended to qualify for the tax treatment available pursuant to Section 422 of the Code upon exercise, and (ii) a period of one year following termination in the case of an Incentive Stock Option not intended to be eligible for the tax treatment available pursuant to Section 422 of the Code upon exercise. In the event of Termination for Cause, all rights of the terminated employee under his Incentive Stock Options shall expire upon termination. In no event shall the period extend beyond the expiration of the Incentive Stock Option term.

         In the event of death or Disability of any employee, all Incentive Stock Options held by such employee, whether or not exercisable at such time, shall be exercisable by the employee or his legal representatives or beneficiaries for one year following the date of his death or cessation of employment due to Disability. Upon termination of an employee's service due to Normal Retirement, all Incentive Stock Options held by such employee, whether or not exercisable at such time, shall be exercisable for a period of one year following the date of his Normal Retirement; provided, however, that such option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three months following the date of his Normal Retirement. In no event shall the period extend beyond the expiration of the Incentive Stock Option term.

9.       LIMITED RIGHTS

9.1 Grant of Limited Rights. The Committee may grant a Limited Right simultaneously with the grant of any option, with respect to all or some of the shares covered by such option. Limited Rights granted under this Plan are subject to the following terms and conditions:

         (a)  Terms of Rights.
         In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the date of grant of the Limited Right. A Limited Right may be exercised only upon the occurrence of all of the following conditions: (i) a Change in Control of the Company; (ii) the underlying option is eligible to be exercised; and (iii) the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related option.

         Upon exercise of a Limited Right, the related option shall cease to be exercisable. Upon exercise or termination of an option, any related Limited Rights shall terminate. The Limited Rights may be for no more than 100% of the difference between the exercise price and the Fair Market Value of the Common Stock subject to the underlying option. The Limited Right is transferable only when the underlying option is transferable and under the same conditions.

         (b)  Payment.
         Upon exercise of a Limited Right, the holder shall promptly receive from the Company an amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised.

         (c)  Termination of Employment.
         Upon the termination of an employee's service for any reason other than Disability, Normal Retirement, death or Termination for Cause, any Limited Rights held by him shall be exercisable only as to those shares of the related option which were immediately purchasable at the date of termination and for a period of three months following termination. In the event of Termination for Cause, all Limited Rights held by him shall expire immediately.

         Upon  termination of an employee's  employment for reason of death,  or
         Disability,   all  Limited  Rights  held  by  such  employee  shall  be
         exercisable   by  the   employee   or  his  legal   representative   or
         beneficiaries for a period of one year from the date of such termination with respect to Limited Rights related to Incentive Stock Options, as well as, with respect to Limited Rights related to Non-Statutory Stock Options. Upon termination of an employee's employment for reason of Normal Retirement, all Limited Rights held by such employee shall be exercisable by the employee or his legal representative or beneficiary for one year with respect to both Limited Rights granted with respect to Incentive Stock Options and with respect to Limited Rights granted with respect to Non-Statutory Stock Options. In no event shall the period extend beyond the expiration of the term of the related option.

10.      RIGHTS OF A SHAREHOLDER: NONTRANSFERABILITY

         An optionee shall have no rights as a shareholder with respect to any shares covered by a Non-Statutory and/or Incentive Stock Option until the date of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Company or its affiliates or to continue to perform services for the Company or its affiliates or interferes in any way with the right of the Company or its affiliates to terminate his services as an officer or other employee at any time.

         No Award under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution and may only be exercised during his lifetime by the optionee, or by a guardian or legal representative. No such transfer of the Award by the Participant by will or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and such other evidence as the Committee administering the Plan may deem necessary or desirable to establish the validity of the transfer. The Award shall not be pledged, hypothecated, sold, assigned, transferred or otherwise encumbered or disposed of except as provided herein. Any purported pledge, hypothecation, sale, assignment, transfer or other encumbrance or disposition of the Award contrary to the provisions hereof shall be null and void and without effect. The levy of any execution, attachment, or similar process upon the Award shall be null and void and without effect.

11.      AGREEMENT WITH GRANTEES

         Each Award of options, and/or Limited Rights will be evidenced by a written agreement, executed by the Participant and the Company which describes the conditions for receiving the Awards including the date of Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by the Board of Directors or applicable securities law.

12.      DESIGNATION OF BENEFICIARY

         A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any stock option or Limited Rights Award to which he would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then his estate will be deemed to be the beneficiary.

13.      DILUTION AND OTHER ADJUSTMENTS

         In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

         (a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

         (b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

         (c) adjustments in the purchase price of outstanding Incentive and/or Non-Statutory Stock Options, or any Limited Rights attached to such options.

         No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

14.      WITHHOLDING

         There will be deducted from each distribution of cash and/or Common Stock under the Plan the amount of tax required to be withheld by any governmental authority, if any.

15.      AMENDMENT OF THE PLAN

         The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect; provided however, that if necessary to continue to qualify the Plan under the Securities and Exchange Commission Rule 16(b)-3, shareholder approval would be required for any such modification or amendments which:

          (a) increases the maximum number of shares for which options may be granted under the Plan (subject, however, to the provisions of Section 13 hereof);

          (b) reduces the exercise price at which Awards may be granted;

          (c) extends the period during which options may be granted or exercised beyond the times originally prescribed; or

          (d) changes the persons eligible to participate in the Plan.

         Failure to ratify or approve amendments or modifications to Subsections
(a) through (d) of this Section by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

         No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

16.      EFFECTIVE DATE OF PLAN

         The Plan shall be adopted by the Board of Directors and shall become effective upon such date of adoption, or other date as determined by the Board. Following the Effective Date of the Plan, the Plan shall be submitted to shareholders for approval. If the Plan shall not be approved by shareholders the Plan and any Awards granted thereunder shall be null and void.

17.      TERMINATION OF THE PLAN

         The right to grant Awards under the Plan will terminate upon the earlier of ten (10) years after the Effective Date of the Plan or the issuance of Common Stock or the exercise of options or related rights equaling the maximum number of shares reserved under the Plan as set forth in Section 5. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

18.      APPLICABLE LAW

         The Plan will be administered in accordance with the laws of the State of Florida.

         Adopted this 18th day of December, 1997 by the Company's Board of Directors.


                                              /s/ Gary G. Campbell
                                              ---------------------------------
                                              Gary G. Campbell, President


         Adopted on the _____ day of ________________, 1998 by the Company's Shareholders.


                                        ---------------------------------------